Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2015 Financial Results

Menlo Park, Calif. – May 5, 2015 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today reported a 52% increase in revenue with $17.6 million for the first quarter ended March 31, 2015, compared to $11.6 million for the first quarter of 2014.

First quarter 2015 revenue includes product and service revenue of $14.0 million and $3.6 million quarterly amortization from the upfront Roche payment, while first quarter 2014 revenue includes product and service revenue of $9.9 million and $1.7 million quarterly amortization from the upfront Roche payment. The revised revenue recognized for the first quarter ended March 31, 2015 reflects the new amortization schedule resulting from increasing certainty of the development time period.

During April 2015 we achieved the second development milestone under the Roche Agreement, as outlined in a separate press release. The achievement of the milestone entitles us to a development milestone payment of $10.0 million and will be recognized as contractual revenue for the quarter ending June 30, 2015. We may receive up to an additional $20.0 million based on additional milestone achievement in the future.

Gross profit increased $3.2 million to $5.9 million for the quarter, resulting in a gross margin of 33.6%, compared to gross profit of $2.7 million and a gross margin of 23.0% for the first quarter of 2014. Higher product and service revenue in the first quarter of 2015, combined with additional $1.9 million Roche revenue at 100% margin, led to the increase in gross profit and gross margin.

Operating expenses totaled $25.3 million for the quarter, compared to $20.9 million for the first quarter of 2014. Operating expenses for the first quarters of 2015 and 2014 included non-cash stock-based compensation of $3.0 million and $2.1 million, respectively.

The net loss for the quarter was $20.2 million, compared to $18.9 million for the first quarter of 2014.

Cash and investments at March 31, 2015 totaled $79.1 million, compared to $101.3 million at December 31, 2014.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter 2015 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. The PacBio RS II System, including consumables and software, provides a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products for Roche, future milestone achievement and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.”

Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarter Ended March 31,
	2015	2014
Revenue:
Product revenue	$11,308	$7,865
Service and other revenue	2,741	2,081
Contractual revenue	3,596	1,696
Total revenue	17,645	11,642
Cost of Revenue:
Cost of product revenue	9,732	7,169
Cost of service and other revenue	1,986	1,797
Total cost of revenue	11,718	8,966
Gross profit	5,927	2,676
Operating Expense:
Research and development	14,483	11,771
Sales, general and administrative	10,772	9,150
Total operating expense	25,255	20,921
Operating loss	(19,328)	(18,245)
Interest expense	(697)	(686)
Other income (expense), net	(148)	45
Net loss	$(20,173)	$(18,886)
Basic and diluted net loss per share	$(0.27)	$(0.28)
Shares used in computing basic and diluted net loss per share	74,149	67,861

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2015	2014
Assets
Cash and investments	$79,149	$101,348
Accounts receivable	5,287	3,406
Inventory	13,457	11,335
Prepaid and other current assets	1,629	1,671
Property and equipment	6,743	6,601
Other long-term Assets	156	162
Total Assets	$106,421	$124,523

Liabilities and Stockholders' Equity
Accounts payable	$6,924	$5,608
Accrued expenses	9,438	11,441
Deferred service revenue	7,859	7,250
Deferred contractual revenue	22,924	26,520
Other liabilities	3,602	3,687
Financing derivative	863	944
Notes payable	14,339	14,124
Stockholders' equity	40,472	54,949
Total Liabilities and Stockholders' Equity	$106,421	$124,523